AMENDMENT NUMBER ONE TO GOLDSCHEIN EMPLOYMENT AGREEMENT

          Whereas Systemax Inc. f/k/a Global DirectMail Corp. (the “Company”) and Steven M. Goldschein (the “Employee”) entered into an employment agreement dated as of December 19, 1997 (the “Employment Agreement”);

          Whereas the parties desire to amend the terms of the Employment Agreement;

          The parties hereto hereby amend the Employment Agreement as follows.

1.   Section 4 of the Employment Agreement shall be amended by adding a new Section 4(g) as set forth below:

(g) Retirement. If, on or after January 1, 2007, the Employee notifies the Company of the Employee’s voluntary resignation with the intent of retiring from full-time employment then, notwithstanding any contrary provision of this Agreement, but contingent upon the Company having hired a suitable replacement for the Employee as Chief Financial Officer on or prior to the Employee’s Date of Termination, the following terms and conditions shall apply:

(i)	Notwithstanding Section 3(d) hereof the Employee shall be required to give only thirty 30) days prior written notice to the Company of the Employee’s resignation due to retirement.

(ii)

Upon termination of the Employee’s full-time employment as Senior Vice President and Chief Financial Officer of the Company the Employee shall remain a part-time employee of the Company for a period of twelve (12) months (the “Part-Time Employment Period”).

(iii)

During the Part-Time Employment Period the Employee will (a) report to the Chief Executive Officer and upon his request provide part-time employment services to the Company and the Company’s finance department not to exceed 30 hours per week, (b) fully cooperate with the Company, its officers, directors, employees, agents, independent auditors, legal representatives and, as necessary, any governmental representatives, concerning the Company’s business and financial operations, and (c) use his best efforts during normal business hours to ensure a smooth transition for the Company’s management including its new chief financial officer. As part of his part-time employment the Employee will answer any question any of aforementioned individuals or entities may have, and assist in providing any information they may require, concerning the Company’s business and operations, internal accounting/financial controls, financial statements, tax returns, etc. so as to resolve any outstanding Company business, accounting or tax issue.

(iv)

In consideration for the part-time employment services to be provided by the Employee the Company shall pay the Employee during the Part-Time Employment Period, in equal bi-weekly payments, an amount equal to 105% of the Employee’s Base Salary at the rate in effect on the date of the Employee’s notice of voluntary resignation due to retirement (“Resignation Notice”).

(v)

In addition to the foregoing payments, during the Part-Time Employment Period (a) the Employee shall continue to receive all benefits and perquisites the Employee previously received as a full-time employee of the Company including those under any disability or medical plan or other employee benefit plan or arrangement of the Company then in effect and (b) any stock option held by the Employee shall continue to be exercisable in accordance with its terms.

(vi)	The Company shall pay to the Employee a Bonus for the 2006 fiscal year in an amount to be determined by the Company in its sole discretion.

(vii)	Any press release, public notice or governmental filing by either party relating to the Employee’s voluntary resignation due to retirement shall describe such resignation as a “retirement”.

(viii)

In the event the Employee is required to take legal action to enforce any of the provisions of this Section 4(g) against the Company, the Company shall reimburse the Employee for all reasonable attorneys’ fees and related costs incurred by the Employee relating to such enforcement.

(ix)

During the Part-Time Employment Period (a) the Employee agrees not to defame or otherwise make any public statement regarding the Company or any director, officer or employee thereof which would materially injure the reputation of the Company or such director, officer or employee, and (b) the Company and its officers and directors agree not to defame or otherwise make any public statement regarding the Employee (except as required by law) which would materially injure the reputation of the Company or such director, officer or employee.

(x)

The Non-Compete Period set forth in Section 6(b) hereof shall be extended to include the period beginning on the first day of the Part-Time Employment Period and ending one (1) year following the last day of the Part-Time Employment Period.

2.   All other terms of the Employment Agreement shall remain unchanged.

          Dated: January 17, 2007

SYSTEMAX INC. By /s/ Richard Leeds Richard Leeds, Chairman and CEO /s/ Steven M. Goldschien Steven M. Goldschein